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                                                                    EXHIBIT 99.1

           RENAL CARE GROUP SHAREHOLDERS APPROVE MERGER AGREEMENT WITH
                            FRESENIUS MEDICAL CARE AG

NASHVILLE, Tenn.--(BUSINESS WIRE)--Aug. 24, 2005--Renal Care Group, Inc. (NYSE:
RCI) announced today that its shareholders voted overwhelmingly to adopt the agreement under which Fresenius Medical Care AG will acquire Renal Care Group, Inc. for $48.00 per share of common stock.

At its Special Meeting of Shareholders held today, the affirmative vote of almost 99% of the shares of common stock present at the meeting was received to approve the merger agreement set forth in the proxy materials dated July 21, 2005. The vote in favor of approval represented almost 80% of Renal Care Group's outstanding shares of common stock. The acquisition may not be completed until 30 days after the Company and Fresenius Medical Care have substantially complied with the Federal Trade Commission's request for additional information, or until earlier satisfaction by the FTC that the transaction will not raise anti-competitive concerns.

Renal Care Group is cooperating with the FTC in its review, and the transaction is expected to close by the end of 2005. Renal Care Group, Inc. is a specialized dialysis services company that provides care to patients with kidney disease. The Company serves over 31,900 patients at more than 450 outpatient dialysis facilities in addition to providing acute dialysis services at more than 210 hospitals. Over 9,200 associates provide services across the Company's 34-state network. More information about Renal Care Group, Inc. may be found at www.renalcaregroup.com.

Certain statements in this press release, particularly statements about the acquisition of Renal Care Group by Fresenius Medical Care, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are usually preceded by words like believe, expect, plan, intend, will and the like, include statements regarding the transaction with Fresenius Medical Care and any other statements that necessarily depend on future events. These forward-looking statements reflect management's expectations and are based upon currently available information. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Renal Care Group to differ materially from those expressed in or implied by the forward-looking statements, including risks related to: the consummation of the transaction between Renal Care Group and Fresenius Medical Care, the dependence of our profits on the services we provide to a small portion of our patients with private insurance; changes in the Medicare and Medicaid programs; changes in the health care delivery, financing or reimbursement systems; risks related to the drug Epogen (EPO); compliance with health care and other applicable laws; and dependence on executive officers. These and other factors affecting the Company are discussed in more detail in Renal Care Group's reports filed with the Securities and Exchange Commission, including without limitation Renal Care Group's most recent annual report on Form 10-K and any quarterly reports on Form 10-Q filed after that annual report. Copies of these filings are available from Renal Care Group upon request.